State of Delaware
Secretary of State
Division of Corporations
Delivered 09:22 AM 06/28/2007
FILED 09:22 AM 06/28/2007
SRV 070760672 - 4379904 FILE

STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
OF
E-18 CORP.

FIRST: The name of this Corporation is E-18 Corp.

SECOND: Its registered office in the State of Delaware is to be located at 113 Barksdale Professional Center, Newark, Delaware, County of New Castle, Zip Code 19711. The registered agent in charge thereof is Delaware Intercorp, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The amount of the total stock that this corporation is authorized to issue is 150,000,000 shares of common stock with a par value of $0.0001 per share.

FIFTH: The name and mailing address of the incorporator is as follows:

Avraham Y. Zeitlin
18 Rabbi Akiva Street
Modiin Illit, 71919
Israel

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do hereby certify that the facts herein stated are true, and I have accordingly hereunto executed this Certificate this 28th day of June, 2007.

BY: ______________________
Name: Avraham Y. Zeitlin
Title: Incorporator